Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter and Nine Months Ended September 30, 2010

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--October 22, 2010--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP) reported net income of $494.5 million for the quarter ended September 30, 2010, compared with a net loss of $55.8 million for the quarter ended June 30, 2010, and a net loss of $125.0 million for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, the Corporation’s net income totaled $353.6 million, compared with a net loss of $360.7 million for the same period in 2009.

Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios. Also, refer to Exhibit B for summarized statements of operations by reportable segments. As a result of the EVERTEC sale described below, the Corporation no longer presents EVERTEC as a reportable segment and therefore, historical financial information for EVERTEC, including the merchant acquiring business that was part of the Banco Popular de Puerto Rico (“BPPR”) reportable segment, has been reclassified under Corporate for all periods presented in Exhibit B.

Overview

As discussed in further detail below, the financial results for the third quarter were mostly impacted by the following factors:

  An after-tax gain of $531.0 million on the sale of a 51% interest in the Corporation’s information technology subsidiary;
  Net interest income reflects a $78.5 million discount accretion on covered loans acquired from the Westernbank FDIC-assisted transaction that are accounted for under ASC Subtopic 310-20 due to their revolving characteristics. This was offset in part by a reduction in non-interest income resulting from the reversal of approximately 80% of the discount accreted;
  Non-interest expense reflects $25.4 million of prepayment penalties or premiums paid to extinguish high cost debt;
  Credit Quality: While net charge-offs and the provision for loan losses decreased significantly as compared to the third quarter of 2009, they increased from the second quarter of 2010, reflecting a continued high level of charge-offs in the Corporation’s Puerto Rico construction and commercial loan portfolios. Key elements of credit quality are listed below:
    Net charge-offs and the provision for loan losses in the U.S. operations declined vis-a-vis the second quarter reflecting continued improvement in credit quality for the Corporation’s U.S. operations
    Puerto Rico operations reflected increased net charge-offs and provision for loan losses, primarily related to continued losses in the construction and commercial loan portfolios.

Mr. Richard L Carrión, Chairman of the Board and Chief Executive Officer, stated, “The results for the third quarter were somewhat of a mixed bag but clearly reflect that we are moving in the right direction. We are extremely pleased that during this period we successfully completed the sale of a 51% interest in EVERTEC, further solidifying the Corporation's capital base, and the integration of Westernbank. We were also pleased by the improved credit quality trends in the U.S. operations and the fact we believe that in Puerto Rico, except for our construction and commercial loan portfolios, credit quality is stabilizing if not performing a little better than expected.”

Mr. Carrión added, “Now that we have successfully completed the EVERTEC and Westernbank transactions that required a great deal of management attention, we intend to redouble our efforts to improve the credit quality of our Puerto Rico construction and commercial loan portfolios. We are encouraged by the early results of Puerto Rico new housing incentives that include a five year property tax holiday and zero capital gains tax to purchasers of new homes. We intend to leverage off these incentives that are designed to increase absorption rates and stabilize property values with initiatives of our own.”

Key Events and and Third Quarter Milestones:

On September 30, 2010, the Corporation completed the sale pursuant to which funds managed by Apollo Management, L.P. acquired a 51% interest in Popular’s processing subsidiary, EVERTEC, and related processing businesses (the “EVERTEC transaction”). As part of the transaction, Popular transferred its merchant acquiring and processing and technology businesses to EVERTEC. The transaction resulted in a net gain after taxes and transaction costs for Popular of approximately $531.0 million. The net cash proceeds received by the Corporation after transaction costs and taxes were approximately $528.6 million. The sale had a positive impact of approximately 2.20% on Tier 1 Common, 2.32% in Tier 1 Capital and Total Capital ratios, and of approximately 1.20% on Popular’s Tier 1 Leverage ratio. This transaction completes the Corporation’s capital plan. In April of this year, Popular raised $1.1 billion in a public equity offering, which when combined with the gain in the EVERTEC transaction, resulted in $1.6 billion in additional capital that paved the way to make the FDIC-assisted acquisition of Westernbank on April 30, 2010. The capital raise was agreed with the Corporation’s regulators as a condition to be eligible to participate in the FDIC-assisted transaction.

Also, in August 2010, Popular successfully completed the Westernbank’s systems and branch conversions. All retail and commercial accounts were converted to Popular’s applications. Furthermore, out of the estimated 1,440 full-time equivalent employees (“FTEs”) that Westernbank had at the time of acquisition, the Corporation has hired to date close to 816 FTEs. Out of the 44 Westernbank branches at acquisition, the Corporation retained approximately 12 branches. Certain other branches were consolidated with other existing branches of BPPR.

The Corporation’s operations in Puerto Rico continue to experience high level of charge-offs in the commercial and construction loan portfolios principally due to reductions in real estate collateral values. Credit management has remained a primary area of focus in the BPPR reportable segment, principally in the commercial and construction lending areas. The BPPR reportable segment reported net income of $12.5 million for the quarter ended September 30, 2010, compared with a net loss of $13.5 million for the same quarter of 2009 and net income of $21.7 million for the second quarter of 2010. The provision for loan losses of the BPPR reportable segment amounted to $182.2 million for the quarter ended September 30, 2010, compared with $153.4 million in the third quarter of 2009 and $122.3 million in the second quarter of 2010.

In the U.S. mainland, management remains focused on managing legacy assets and improving the performance of Banco Popular North America’s (“BPNA”) core banking business. The credit performance of BPNA has improved, resulting in a reduction in the provision for loan losses for the third quarter of 2010 of $144.9 million compared with the third quarter of 2009 and $47.1 million compared with the second quarter of 2010. BPNA’s reportable segment reported a net loss of $14.6 million in the quarter ended September 30, 2010, compared with net losses of $169.9 million in the same quarter of 2009 and $57.8 million in the second quarter of 2010. Net charge-offs in the U.S. operations fell below $100 million for the first time since the third quarter of 2008 and marked the third consecutive quarter in which loan losses have declined.

Significant variances in financial results for the quarter ended September 30, 2010, compared with June 30, 2010:

  Non-interest income increased by $580.7 million, of which $640.8 million pertained to the gain recognized, before tax and transaction costs, on the EVERTEC transaction, primarily offset by a decrease of $60.3 million in FDIC loss share income. The decrease in FDIC loss share income is explained in the Non-Interest Income section of this press release.
  Net interest income increased by $107.9 million, while the net interest yield increased from 3.21% for the second quarter of 2010 to 4.49% for the third quarter of 2010. The increase in the net interest yield was mainly as a result of $78.5 million discount accretion on covered loans acquired from the Westernbank FDIC-assisted transaction that are accounted for under ASC Subtopic 310-20 due to their revolving characteristics. Also, the discount accretion on covered loans accounted for under ASC Subtopic 310-30 amounted to $56.5 million for the quarter ended September 30, 2010, compared with discount accretion of $39.0 million for the quarter ended June 30, 2010, reflecting three months of accretion versus two months for the second quarter of 2010. Covered loans represent acquired loans from the Westernbank FDIC-assisted transaction effected on April 30, 2010.
  The provision for loan losses for the third quarter of 2010 increased by $12.8 million when compared with the quarter ended June 30, 2010. The higher total provision was the result of a $59.9 million increase in the provision related to the Puerto Rico operations partially offset by a $47.1 million decrease in the BPNA reportable segment. Excluding covered loans, the ratio of allowance for loan losses to loans held-in-portfolio was 5.63% as of September 30, 2010, compared with 5.68% as of June 30, 2010.
  Total operating expenses increased by $43.1 million primarily due to transaction costs related to the abovementioned EVERTEC transaction, including legal and consulting fees, and loss on disposition of assets. Also, as further explained in the Operating Expenses section, the Corporation incurred approximately $25.4 million in losses related to early extinguishment of debt during the third quarter of 2010.
  Income tax expense of $102.4 million for the third quarter of 2010, compared to an income tax expense of $20.0 million for the second quarter of 2010, primarily impacted by the gain on the EVERTEC transaction and higher taxable income from the Puerto Rico operations.

Reconciliation of net income (loss) per common share:

The following table provides a reconciliation of net income (loss) per common share for the quarters ended September 30, 2010, June 30, 2010, and September 30, 2009 and for the nine months ended September 30, 2010 and 2009:

	Quarter ended			Nine months ended
(In thousands, except per share information)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Net income (loss) from continuing operations	$494,494	($55,828)	($121,561)	$353,611	($340,720)
Net loss from discontinued operations	-	-	(3,427)	-	(19,972)
Deemed dividend on preferred stock [1]	-	(191,667)	-	(191,667)	-
Preferred stock dividends [2]	-	-	5,974	-	(39,857)
Preferred stock discount accretion	-	-	(1,040)	-	(4,515)
Favorable impact from exchange of shares of Series A and B preferred stock for common stock, net of issuance costs	-	-	230,388	-	230,388
Favorable impact from exchange of Series C preferred stock for trust preferred securities	-	-	485,280	-	485,280
Net income (loss) applicable to common stock	$494,494	($247,495)	$595,614	$161,944	$310,604
Average common shares outstanding	1,021,374,014	853,010,208	425,672,578	839,196,564	330,325,348
Average potential dilutive common shares	-	-	-	312,961	-
Average common shares outstanding – assuming dilution	1,021,374,014	853,010,208	425,672,578	839,509,525	330,325,348
Basic and diluted net income (loss) per common share from continuing operations	$0.48	($0.29)	$1.41	$0.19	$1.00
Basic and diluted net loss per common share from discontinued operations	-	-	(0.01)	-	(0.06)
Total basic and diluted net income (loss) per common share	$0.48	($0.29)	$1.40	$0.19	$0.94

[1] Deemed dividend related to the issuance of depositary shares and the conversion of the preferred stock into shares of common stock in the second quarter of 2010.

[2] Amount presented for the quarter ended September 30, 2009 represents the reversal of dividends on Series C preferred stock considered accrued as of June 30, 2009 for EPS purposes only. These cumulative dividends were not paid as dividends to the Series C preferred stockholders given the terms of the exchange agreement to New Trust Preferred Securities, which was effected in August 2009.

Net Interest Income

Net interest income for the third quarter of 2010 was $386.9 million, compared with $279.0 million for the second quarter of 2010 and $276.4 million for the third quarter of 2009.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarters ended September 30, 2010, June 30, 2010 and September 30, 2009.

	Average Balances			Average Yields / Costs
(Dollars in billions)	3rd Quarter 2010	2nd Quarter 2010	3rd Quarter 2009	3rd Quarter 2010	2nd Quarter 2010	3rd Quarter 2009
Money market, trading and investment securities	$8.2	$9.3	$9.0	3.21%	3.06%	3.69%
Loans:
Commercial (a)	13.0	13.6	15.0	4.81	4.84	4.85
Mortgage	4.6	4.6	4.5	5.94	5.75	6.15
Consumer	3.8	3.9	4.3	10.39	10.31	9.75
Lease financing	0.6	0.6	0.7	8.74	8.68	8.29
Total loans, excluding covered loans	22.0	22.7	24.5	6.13	6.07	6.04
Covered loans (b)	4.0	2.8	-	14.37	6.09	-
Total earning assets	$34.2	$34.8	$33.5	6.39%	5.26%	5.41%

Interest bearing deposits	$22.2	$22.2	$22.4	1.54%	1.64%	2.11%
Borrowings	8.7	8.7	5.4	3.53	4.00	4.38
Total interest bearing liabilities	30.9	30.9	27.8	2.10	2.31	2.55
Non-interest bearing sources of funds	3.3	3.9	5.7
Total funds	$34.2	$34.8	$33.5	1.90%	2.05%	2.11%
Net interest spread				4.29%	2.95%	2.86%
Net interest yield (c)				4.49%	3.21%	3.30%

(a) Includes commercial construction loans

(b) Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (FDIC)

(c) Not on a taxable equivalent basis

Net interest yield for the quarter ended September 30, 2010 increased by 128 basis points, compared with the quarter ended June 30, 2010. The increase in net interest yield was principally associated with the amortization of the discount on covered loans accounted for under ASC Subtopic 310-20, particularly related to revolving lines of credit, which contributed with approximately $78.5 million in interest income during the third quarter of 2010. Also, the discount accretion on covered loans accounted for under ASC Subtopic 310-30 amounted to $56.5 million for the quarter ended September 30, 2010, compared with discount accretion of $39.0 million for the quarter ended June 30, 2010, which represented two months of accretion from the date of acquisition. Covered loans represent acquired loans from the Westernbank FDIC-assisted transaction on April 30, 2010.

Excluding covered loans, the yield on loans was 6.13% for the quarter ended September 30, 2010, compared with 6.07% for the quarter ended June 30, 2010. This increase was mostly on mortgage loans, principally due to interest reversals in the second quarter of 2010 related to loss mitigation programs and restructurings.

The decrease in the cost of deposits was primarily due to management actions to reduce their cost, principally in certificates of deposit and money market accounts both in the Puerto Rico and U.S. mainland operations, as well as lower costs on brokered certificates of deposit. The reduction in the cost of borrowings was principally due to higher premium amortization on the note issued to the FDIC as part of the FDIC-assisted transaction, resulting in a reduction to interest expense. This amortization amounted to $7.8 million for the third quarter of 2010, compared with $1.5 million for the second quarter of 2010. The higher amount was driven by the $2.0 billion partial prepayment of the note issued to the FDIC in July 2010. This note bears interest at a fixed annual rate of 2.50%.

The decrease in total loans, excluding covered loans, for the quarter ended September 30, 2010, compared with the quarter ended June 30, 2010 was mostly due to lower loan origination activity compared to runoffs and the impact of loans charged off, principally in the commercial and construction loan portfolios. Also, the decrease in average earning assets was due to a lower volume of investment securities primarily related to the sale of investments securities during the quarter and no reinvestment of mortgage-backed securities prepayments. Average interest bearing deposits remained stable for the quarter ended September 30, 2010, compared with June 30, 2010, while demand deposits showed an increase of $0.3 billion.

The increase of 119 basis points in net interest yield for the third quarter of 2010, compared with the same quarter of 2009, was primarily due to higher average earning assets primarily resulting from the increase in loan volume attributed to the loans acquired in the Westernbank FDIC-assisted transaction during the second quarter of 2010. This increase was partially offset by a decline in the average volume of non-covered loans, principally in the commercial and consumer portfolios. This was influenced by lower origination activity, loan charge-offs, and the impact of the run-off of certain portfolios related to the downsizing or discontinuance of certain loan origination units in the U.S. mainland operations. The decline in investment securities was influenced by deleveraging strategies, including the sale of certain investment securities which resulted in a net gain of $3.7 million before taxes for the quarter ended September 30, 2010. The average volume of borrowed funds increased from the quarter ended September 30, 2009 to the quarter ended September 30, 2010 particularly due to the note issued to the FDIC during the quarter ended June 30, 2010 with a fixed annual interest rate of 2.50%. The improvement in the net interest yield for the third quarter of 2010, compared with the same quarter in 2009, was also influenced by the discount accretion on the Westernbank acquired loan portfolio mentioned above. The higher yield in earning assets was accompanied with a reduction in the cost of deposits related to both a low interest rate environment and management actions to reduce the cost of deposits and improve the net interest yield.

Credit Quality

Excluding FDIC covered loans, the Corporation’s allowance for loan losses represented 5.63% of loans held-in-portfolio as of September 30, 2010, compared with 5.68% as of June 30, 2010 and 4.95% as of September 30, 2009. The covered loans were recognized at fair value as of the April 30, 2010 acquisition date, which included the impact of expected credit losses and therefore, no allowance for credit losses was recorded at the acquisition date. To the extent credit deterioration occurs on the covered loans, the Corporation would record an allowance for loan losses. Also, the Corporation has recorded an FDIC loss share indemnification asset amounting to $3.3 billion as of September 30, 2010, which considers expected reimbursements from the FDIC under the loss sharing agreements. As of September 30, 2010, based on the inherent losses on the loan portfolio accounted for under ASC Subtopic 310-20 and the expected cash flows on loans accounted for under ASC Subtopic 310-30, management determined that there was no need to record an allowance for loan losses on the covered loans.

Provision for Loan Losses

The provision for loan losses totaled $215.0 million or 87% of net charge-offs for the quarter ended September 30, 2010, compared with $202.3 million or 100% of net charge-offs for the quarter ended June 30, 2010, and $331.1 million or 123% of net charge-offs for the quarter ended September 30, 2009.

The higher provision for loan losses for the third quarter of 2010, compared with the second quarter of 2010, was the result of a $59.9 million increase in the provision related to the Puerto Rico operations partially offset by a $47.1 million decrease in the U.S. mainland loan portfolios. The increase in the provision for the Puerto Rico operations was primarily attributed to higher reserves for commercial loans as of September 30, 2010. The U.S. mainland operations experienced lower net charge-offs in the third quarter of 2010 by $4.3 million, principally in the construction and mortgage portfolios.

When compared with the third quarter of 2009, the provision for loan losses for the third quarter of 2010 decreased by $116.1 million. This decrease in the provision for loan losses was mainly the result of higher amounts provisioned during 2009, particularly for commercial and construction loans, U.S. mainland non-conventional residential mortgage loans and home equity lines of credit, combined with specific reserves recorded for loans considered impaired. The deteriorated conditions of the Puerto Rico and U.S. economies that prevailed during 2009, declines in property values, and slowdown in consumer spending, negatively impacted the Corporation’s net charge-offs and non-performing assets levels, thus requiring substantial reserve increases in 2009. Since September 30, 2009, loans held-in-portfolio, excluding covered loans, decreased by approximately $2.3 billion, particularly in the commercial, construction and consumer loan portfolios. This decrease in the loan portfolio also contributed to the lower level of provision for loan losses for the third quarter of 2010.

The following table summarizes the changes in the allowance for loan losses for the periods indicated:

	Quarters ended			Nine months ended
(In thousands)	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Balance as of the beginning of the period	$1,277,016	$1,277,036	$1,146,239	$1,261,204	$882,807
Provision for loan losses	215,013	202,258	331,063	657,471	1,053,036
	1,492,029	1,479,294	1,477,302	1,918,675	1,935,843
Net charge-offs:
Commercial	100,295	71,138	59,114	250,550	170,328
Construction	70,446	53,556	95,941	175,440	217,283
Lease financing	1,979	3,091	3,934	9,004	13,012
Mortgage	22,490	26,150	34,322	76,014	90,103
Consumer	52,825	48,343	76,590	163,673	237,716
Total net charge-offs	248,035	202,278	269,901	674,681	728,442
Balance as of the end of the period	$1,243,994	$1,277,016	$1,207,401	$1,243,994	$1,207,401
Note: There was no further credit deterioration requiring an allowance for loan losses related to the loans acquired in the Westernbank FDIC-assisted transaction from June 30, 2010 to September 30, 2010.

The following table presents annualized net charge-offs to average loans held-in-portfolio, excluding covered loans:

	Quarters ended			For the nine months ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Commercial	3.47%	2.37%	1.81%	2.78%	1.71%
Construction	20.11	13.79	19.45	15.18	13.83
Lease financing	1.28	1.93	2.23	1.88	2.40
Mortgage	1.97	2.31	3.16	2.24	2.75
Consumer	5.54	4.97	7.18	5.60	7.17
Total	4.52%	3.58%	4.43%	3.98%	3.91%
Note: Average loans held-in-portfolio exclude covered loans.

The increase in consumer loan net charge-offs for the quarter ended September 30, 2010, compared with the quarter ended June 30, 2010, was primarily associated with the consumer loan portfolios in the Puerto Rico operations. The results for the second quarter reflected the positive impact of a recovery upon the sale of consumer loans previously written off. Despite the increase reported during the third quarter of 2010, the consumer loan portfolios in Puerto Rico have continued to reflect stable credit quality indicators in some portfolios.

Commercial loan net charge-offs experienced an increase of approximately $29.2 million during the quarter ended September 30, 2010, when compared with the second quarter of 2010. This increase was mainly attributed to the BPPR reportable segment by $25.4 million, particularly in commercial real estate loans by $15.0 million. Due to the recessionary environment that has resulted in lower absorption rates and pressure on real estate values, the commercial and construction loan portfolios in Puerto Rico continues to reflect high delinquencies and reductions in the value of the underlying collateral. The commercial loan net charge-offs at the BPNA reportable segment also reported an increase of approximately $3.7 million, mostly related to commercial and industrial lines of business. Notwithstanding, the commercial loans portfolio in the U.S. mainland reflected a reduction of approximately $11 million in non-performing loans during the third quarter of 2010.

The decrease in mortgage loan net charge-offs for the quarter ended September 30, 2010, compared with the quarter ended June 30, 2010, was mainly related to the U.S. mainland non-conventional mortgage business. This portfolio has reported stabilized trends in terms of non-performing and delinquency levels. The BPPR reportable segment also reported a slight reduction when compared to the previous quarter. The underwriting criteria and high reinstatement experience associated with the mortgage loans in Puerto Rico have helped to maintain losses at manageable levels. However, the mortgage business has continued to be negatively impacted by the depressed economic conditions in Puerto Rico as evidenced by the increased levels of non-performing mortgage loans. The Corporation’s mortgage loan annualized net charge-off to average mortgage loans held-in-portfolio in Puerto Rico and the U.S. mainland operations for the quarter ended September 30, 2010 improved to 0.63% and 5.21%, respectively, compared with 0.75% and 5.83% for the quarter ended June 30, 2010.

As compared to the previous quarter, construction loan net charge-offs increased by approximately $16.9 million during the quarter ended September 30, 2010. In the BPPR reportable segment, the construction loan net charge-offs increased by $23.1 million, while in the BPNA reportable segment there was a decline of $6.2 million. The increase in construction loan net charge-offs at the BPPR reportable segment was mainly related to low absorption rates and the declines in real estate values in Puerto Rico. Most of these construction loans were previously identified as impaired loans and specific reserves were established in prior quarters. The decrease in the construction loan net charge-offs in the BPNA reportable segment was aided by certain large recoveries recorded during the third quarter of 2010.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”):

(Dollars in thousands)	September 30, 2010	As a percentage of loans HIP by category (2)	June 30, 2010	As a percentage of loans HIP by category (2)	September 30, 2009	As a percentage of loans HIP by category
Commercial	$784,304	6.7%	$801,378	6.8%	$776,027	5.9%
Construction	818,186	62.9	843,806	56.4	768,987	40.9
Lease financing	6,478	1.1	7,548	1.2	10,309	1.5
Mortgage	669,175	14.1	613,838	13.1	484,219	10.6
Consumer	65,906	1.7	63,021	1.6	75,992	1.8
Total non-performing loans, excluding covered loans	2,344,049	10.6%	2,329,591	10.4%	2,115,534	8.7%
Other real estate owned (“OREO”), excluding covered OREO	168,823		142,372		129,485
Total non-performing assets, excluding covered assets	2,512,872		2,471,963		$2,245,019
Covered loans and OREO (1)	200,517		174,008		-
Total non-performing assets	$2,713,389		$2,645,971		$2,245,019
Excluding covered loans and covered OREO
Non-performing assets to total assets	6.85%		6.46%		6.30%
Allowance for loan losses to loans held-in-portfolio	5.63		5.68		4.95
Allowance for loan losses to non-performing loans	53.07		54.82		57.07
Including covered loans and covered OREO
Non-performing assets to total assets	6.65%		6.23%		6.30%
Allowance for loan losses to loans held-in-portfolio	4.76		4.81		4.95
Allowance for loan losses to non-performing loans	50.42		52.61		57.07

(1) The amount consists of $123 million in non-performing covered loans accounted under ASC Subtopic 310-20 and $78 million in covered OREO as of September 30, 2010, and $98 million and $76 million, respectively, as of June 30, 2010. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

(2) Loans held-in-portfolio used in the computation exclude $4.0 billion in covered loans as of September 30, 2010 and $4.1 billion as of June 30, 2010.

Non-performing assets - Non-covered loan portfolio

The increase in non-performing loans from June 30, 2010 to September 30, 2010 was concentrated in residential mortgage loans in the BPPR reportable segment by $59 million. Weak economic conditions in Puerto Rico have continued to adversely impact mortgage delinquency rates. Commercial and construction loans in non-performing status decreased in both BPPR and BPNA reportable segments. The commercial and construction non-performing loans in the BPPR reportable segment decreased by $6 million and $10 million, respectively. The decline in commercial non-performing loans in the BPPR reportable segment was mainly related to the increase in commercial loan net-charge-offs during the third quarter of 2010. The decrease in construction non-performing loans at BPPR was impacted by the increase in construction loan net charge-offs and the transfer of certain real estate properties to other real estate owned during the third quarter of 2010. The commercial and construction loans in non-performing status at the BPNA reportable segment decreased by $11 million and $15 million, respectively, reflecting signs of stabilization. Consumer loans in non-performing status increased in the BPPR reportable segment by $3 million, offset by a slight decrease in the BPNA reportable segment. Lease financing non-performing loans as of September 30, 2010 reported a slight decrease as compared to the previous quarter. The increase in total non-performing loans as a percentage of total loans held-in-portfolio from June 30, 2010 to September 30, 2010 was mostly influenced by the rise in the level of non-performing mortgage loans in Puerto Rico combined with the decrease in total loans outstanding. Refer to the Balance Sheet Comments section of this news release for a breakdown of the loan portfolio by major loan categories.

Non-performing assets – FDIC covered loan portfolio

Loans acquired in the Westernbank FDIC-assisted transaction, except for revolving credit lines, are accounted for by the Corporation in accordance with ASC Subtopic 310-30, “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” Under ASC Subtopic 310-30, the covered loans acquired from the FDIC were aggregated into pools based on similar characteristics. Each loan pool is accounted for as a single asset with a single composite interest rate and an aggregate expectation of cash flows. The covered loans which are accounted for under ASC Subtopic 310-30 by the Corporation are not reported as non-performing and will continue to have an accretable yield as long as there is a reasonable expectation about the timing and amount of cash flows expected to be collected.

Revolving lines of credit acquired as part of the Westernbank FDIC-assisted transaction are to be accounted for under the guidance of ASC Subtopic 310-20, which requires that any differences between the contractually required loan payment receivable in excess of the Corporation’s initial investment in the loans be accreted into interest income on a level-yield basis over the life of the loan. Loans accounted for under ASC Subtopic 310-20 are placed on non-accrual status when past due in accordance with the Corporation’s non-accruing policy and any accretion of discount is discontinued. These FDIC covered non-performing assets were written-down to their estimated fair value on their acquisition date, incorporating an estimate of future expected cash flows. To the extent the Corporation has incurred losses on covered loans accounted for under ASC Subtopic 310-20, additional provision for loan losses on the covered loan portfolio would be recognized; however, these provisions would be mostly offset by a corresponding increase in the FDIC loss share indemnification asset.

Allowance for Loan Losses

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”) as of September 30, 2010, June 30, 2010, and September 30, 2009 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance. As indicated earlier, the covered loans were recorded at fair value as of April 30, 2010. Under the accounting guidance of ASC Subtopic 310-30, subsequent to acquisition, decreases in expected principal cash flows on the covered loans are recorded as part of the Corporation’s allowance for loan losses. As previously indicated, the Corporation determined that as of September 30, 2010, there was no need to record an allowance for loan losses on the loans acquired in the Westernbank FDIC-assisted transaction considering that cash flows expected to be collected on the covered loans are not less than anticipated at April 30, 2010.

September 30, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$107,318	$182,134	-	$62,039	-	$351,491
Impaired loans (1)	621,557	794,716	-	309,840	-	1,726,113
Specific ALLL to impaired loans (1)	17.27%	22.92%	-	20.02%	-	20.36%
General ALLL	$405,053	$125,454	$14,302	$112,641	$235,053	$892,503
Loans held-in-portfolio, excluding impaired loans (1)	11,057,771	505,213	613,560	4,440,227	3,769,954	20,386,725
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	3.66%	24.83%	2.33%	2.54%	6.23%	4.38%
Total ALLL	$512,371	$307,588	$14,302	$174,680	$235,053	$1,243,994
Total loans held-in-portfolio (1)	11,679,328	1,299,929	613,560	4,750,067	3,769,954	22,112,838
ALLL to loans held-in-portfolio (1)	4.39%	23.66%	2.33%	3.68%	6.23%	5.63%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.
June 30, 2010
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$132,753	$188,949	-	$61,737	-	$383,439
Impaired loans (1)	644,575	816,471	-	278,025	-	1,739,071
Specific ALLL to impaired loans (1)	20.60%	23.14%	-	22.21%	-	22.05%
General ALLL	$345,712	$139,593	$16,799	$118,175	$273,298	$893,577
Loans held-in-portfolio, excluding impaired loans (1)	11,141,660	679,145	636,913	4,410,630	3,858,969	20,727,317
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	3.10%	20.55%	2.64%	2.68%	7.08%	4.31%
Total ALLL	$478,465	$328,542	$16,799	$179,912	$273,298	$1,277,016
Total loans held-in-portfolio (1)	11,786,235	1,495,616	636,913	4,688,655	3,858,969	22,466,388
ALLL to loans held-in-portfolio (1)	4.06%	21.97%	2.64%	3.84%	7.08%	5.68%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.
September 30, 2009
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL	$106,701	$171,031	-	$35,492	-	$313,224
Impaired loans	619,544	751,976	-	167,863	-	1,539,383
Specific ALLL to impaired loans	17.22%	22.74%	-	21.14%	-	20.35%
General ALLL	$266,563	$168,309	$24,609	$108,848	$325,848	$894,177
Loans held-in-portfolio, excluding impaired loans	12,456,324	1,130,093	699,350	4,379,509	4,191,410	22,856,686
General ALLL to loans held-in-portfolio, excluding impaired loans	2.14%	14.89%	3.52%	2.49%	7.77%	3.91%
Total ALLL	$373,264	$339,340	$24,609	$144,340	$325,848	$1,207,401
Total loans held-in-portfolio	13,075,868	1,882,069	699,350	4,547,372	4,191,410	24,396,069
ALLL to loans held-in-portfolio	2.85%	18.03%	3.52%	3.17%	7.77%	4.95%

As compared to the previous quarter, the allowance for loan losses as of September 30, 2010 decreased by approximately $33 million from 5.68% to 5.63% as a percentage of loans held-in-portfolio. This decrease is the net result of a decrease in the BPNA reportable segment by $63 million offset by an increase of $30 million in the BPPR reportable segment. The increase in the allowance for loan losses for the commercial loan portfolio as of September 30, 2010 was mainly attributed to BPPR’s commercial real estate portfolio considering this market has been negatively impacted by the current economic situation in Puerto Rico. The construction loan portfolio continues to maintain the highest allowance coverage mainly due to the continued deterioration of economic and housing market conditions in Puerto Rico. The allowance for loan losses for the commercial and construction portfolios in the BPNA reportable segment decreased by approximately $7 million and $24 million, respectively, as compared to June 30, 2010. These reductions are a reflection of better performance in terms of non-performing loans, more stable losses and lower portfolio balances. The increase in the allowance for loan losses for mortgage loans in the BPPR reportable segment from June 30, 2010 to September 30, 2010 was influenced by the increasing level of delinquent mortgages and increasing loan modifications. The reduction in the allowance for loan losses for the consumer loan portfolio continues to be driven by more stable performance trends in certain portfolios combined with portfolio reductions in the Puerto Rico and U.S. mainland operations.

The Corporation’s recorded investment in commercial, construction and mortgage loans that were individually evaluated for impairment, excluding FDIC acquired covered loans, and the related allowance for loan losses as of September 30, 2010, June 30, 2010, and September 30, 2009 were:

	September 30, 2010		June 30, 2010		September 30, 2009
(In millions)	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses	Recorded Investment	Allowance for loan losses
Impaired loans:
Allowance for loan losses required	$1,246.7	$351.5	$1,349.5	$383.4	$1,134.5	$313.2
No allowance for loan losses required	479.4	-	389.6	-	404.9	-
Total impaired loans	$1,726.1	$351.5	$1,739.1	$383.4	$1,539.4	$313.2

As of September 30, 2010, the Corporation’s specific allowance for loan losses decreased by $32 million when compared with June 30, 2010. This decrease was principally associated with the BPPR reportable segment, particularly in the commercial portfolio as a result of impairment charge-offs. The decrease in specific reserves at the BPNA reportable segment was related to impairment charge-offs combined with reductions in non-performing loans, particularly in the commercial and construction portfolios. For the quarter ended September 30, 2010, total net charge-offs for individually evaluated impaired loans amounted to approximately $133.8 million, of which $89.0 million pertained to the BPPR reportable segment and $44.8 million to the BPNA reportable segment. Most of these charge-offs were related to the commercial and construction portfolios.

Given the challenging economic environment in Puerto Rico, the Corporation’s credit metrics for its Puerto Rico operations will remain under pressure in 2010, particularly mortgage related assets. The U.S. operations have followed the general credit trends on the mainland demonstrating progressive improvement; nonetheless, credit quality continues to be closely monitored.

Non-interest Income

Non-interest income totaled $796.5 million for the quarter ended September 30, 2010 compared with $215.9 million for the quarter ended June 30, 2010 and $160.0 million for the quarter ended September 30, 2009.

The increase of $580.7 million in non-interest income for the quarter ended September 30, 2010, compared with the quarter ended June 30, 2010, was principally due to the gain recognized on the sale of a majority interest in EVERTEC. This gain was partially offset by a decrease of $60.3 million in the FDIC loss share income. This decrease was associated with a reduction in the indemnification asset by $71.6 million resulting principally from the Corporation’s application of reciprocal accounting for covered loans accounted for under ASC Subtopic 310-20 due to their revolving characteristics, which 80% of the losses are covered by the FDIC under the loss share agreements. The accretion of the loan discount was accounted as part of interest income, while the reversal of the corresponding indemnification asset was recorded as a reduction of non-interest income. Accounting guidance requires that at each subsequent reporting date, the indemnification asset be recognized on the same basis as the assets subject to loss share protection. The above decrease was partially offset by higher accretion of the indemnification asset, which amounted to $34.7 million for the quarter ended September 30, 2010, compared with $23.3 million for the two months commencing after the April 30, 2010 transaction date included in the second quarter results. The time value of money incorporated into the present value computation of the indemnification asset is accreted into earnings over the life of the loss sharing agreements. Also influencing the variance in non-interest income was a lower favorable adjustment in the fair value of the equity appreciation instrument issued to the FDIC during the quarter ended June 30, 2010 as part of the purchase price for the Westernbank assisted transaction, which amounted to $10.6 million, compared with a favorable adjustment of $24.4 million for the second quarter of 2010. The favorable adjustment in the fair value of the equity appreciation instrument for the quarter ended September 30, 2010 was due to a reduction in the assumption of volatility related to the Corporation’s stock price and a shorter period remaining to the expiration of the instrument.

The increase of $636.5 million in non-interest income for the quarter ended September 30, 2010, compared with the same quarter in 2009, was mostly driven by the realized gain from the EVERTEC transaction. Also, there were $3.7 million in net gains resulting from the sale of investment securities during the quarter ended September 30, 2010, compared with losses of $9.1 million for the same quarter in 2009, principally associated with impairment losses on equity securities. These favorable variances were partially offset by an unfavorable quarterly net impact of $26.3 million from the accounting of the FDIC loss share indemnification asset and equity appreciation instrument explained above.

Operating Expenses

Operating expenses totaled $371.5 million for the quarter ended September 30, 2010, compared with $328.4 million for the quarter ended June 30, 2010 and $220.6 million for the quarter ended September 30, 2009.

The increase of $43.1 million in operating expenses for the third quarter of 2010, compared with the second quarter of 2010, was principally due to approximately $25 million in transaction costs related to the EVERTEC transaction. Also, the increase in other operating expenses included a $15.8 million prepayment penalty on the repurchase of $175 million in term notes in July 2010. These floating rate term notes had an interest rate of 9.75% over the 3-month LIBOR, matured in September 2011 and had interest rates that adjusted in the event of senior debt rating downgrades. Also, the Corporation incurred $9.7 million in prepayment penalties during the quarter ended September 30, 2010 on the cancellation of $180 million of FHLB advances and $54 million in public fund certificates of deposit as part of BPNA’s deployment of excess liquidity and as part of a strategy to increase margin in future periods.

Operating expenses for the quarter ended September 30, 2010 increased by $150.9 million compared with the same quarter of the previous year. Similar factors described above influenced this increase in operating expenses. FTEs resulting from the Westernbank FDIC-assisted transaction also contributed to higher personnel costs for the quarter ended September 30, 2010 when compared to the same quarter in 2009. Also, influencing the increase in operating expenses is the fact operating expenses for the third quarter of 2009 included a gain on extinguishment of debt of $80.3 million from the exchange of trust preferred securities for common stock.

Income Taxes

Income tax expense amounted to $102.4 million for the quarter ended September 30, 2010, compared with an income tax expense of $20.0 million for the quarter ended June 30, 2010 and income tax expense of $6.3 million for the quarter ended September 30, 2009.

The variance in income tax expense for the third quarter of 2010 when compared with the second quarter of 2010 was mainly due to an increase in income before tax on the Corporation’s Puerto Rico businesses, including the gain on the sale of the 51% interest in EVERTEC. Similar factors influenced the variance in income tax expense for the third quarter of 2010 when compared with the same quarter in 2009.

Balance Sheet Comments:

The accompanying Exhibit A provides information on the principal categories of the Corporation’s balance sheet as of September 30, 2010, June 30, 2010 and September 30, 2009, and the following sections provide more detailed information.

Investment securities

The Corporation’s portfolio of investment securities available-for-sale and held-to-maturity totaled $6.0 billion as of September 30, 2010, $6.7 billion as of June 30, 2010 and $7.2 billion as of September 30, 2009. The decline in investment securities was primarily related to sales, maturities and prepayments on securities. The proceeds from these activities were not fully reinvested as part of a strategy to deleverage the balance sheet.

Loans

The following table provides a breakdown of the Corporation’s loan portfolio as of period-end. The loans acquired in the Westernbank FDIC-assisted transaction which are subject to the loss sharing agreements are presented as covered loans in a separate loan category in the table below.

(In billions)	September 30, 2010	June 30, 2010	Variance	September 30, 2009	Variance
Non-covered loans:
Commercial	$11.7	$11.8	($0.1)	$13.1	($1.4)
Construction	1.3	1.5	(0.2)	1.9	(0.6)
Mortgage	4.7	4.8	(0.1)	4.6	0.1
Consumer	3.8	3.9	(0.1)	4.2	(0.4)
Lease Financing	0.6	0.6	-	0.7	(0.1)
Total non-covered loans	$22.1	$22.6	($0.5)	$24.5	(2.4)
Covered loans	4.0	4.1	(0.1)	-	4.0
Total loans	$26.1	$26.7	$(0.6)	$24.5	$1.6

The reduction in commercial and construction loans between September 30, 2009 and September 30, 2010 was principally due to lower loan origination activity, as well as the high levels of net charge-offs. Also, the decrease in the commercial loan portfolio was associated with the Corporation’s decision to exit or downsize certain business lines at BPNA, which portfolios are currently in a run-off mode. The decline in the consumer loan portfolio was mainly related to run-off of existing portfolios, principally exited lines of businesses at the BPNA operations, including E-LOAN, the impact of consumer loan net charge-offs and a decline in the BPPR reportable segment auto loan portfolio. The increase in the mortgage loans was experienced in the BPPR reportable segment.

Deposits

A breakdown of the Corporation’s deposits as of period-end follows:

(In billions)	September 30, 2010	June 30, 2010	Variance	September 30, 2009	Variance

Demand *	$6.0	$5.4	$0.6	$4.9	$1.1
Savings	10.3	10.6	(0.3)	9.5	0.8
Time	11.4	11.1	0.3	12.0	(0.6)
Total deposits	$27.7	$27.1	$0.6	$26.4	$1.3
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.5 billion as of September 30, 2010 compared with $2.0 billion as of June 30, 2010 and $2.8 billion as of September 30, 2009.

The increase in demand deposits from June 30, 2010 to September 30, 2010 was principally related to an increase in deposits in trust held on a short-term basis for close to $0.4 billion, principally for payment of government bonds. The remaining increase in demand deposits pertained both to retail and commercial deposits and was partially offset by the reduction in savings accounts. The increase in time deposits was principally from brokered certificates of deposit, partially offset by a reduction in retail certificates of deposit.

The increase in demand and savings deposits from September 30, 2009 to the same date in 2010 included the impact of deposits assumed as part of the Westernbank FDIC-assisted transaction and higher deposits in trust as explained above. The decrease in time deposits was due to a reduction in BPNA of approximately $1.1 billion in non-brokered time deposits, as well as a decline of $0.3 billion in brokered certificates of deposit, partially offset by increases in BPPR of $0.8 billion in non-brokered time deposits, influenced in part by deposits assumed in the Westernbank FDIC-assisted transaction.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of September 30, 2010, June 30, 2010, and September 30, 2009.

The Corporation’s borrowings amounted to $7.7 billion as of September 30, 2010, compared with $10.5 billion as of June 30, 2010 and $5.5 billion as of September 30, 2009. The decrease in borrowings from June 30, 2010 to September 30, 2010 was mostly related to a reduction of $2.4 billion in the note issued to the FDIC, which has a carrying amount of $3.3 billion as of September 30, 2010 compared with $5.7 billion as of June 30, 2010. This decrease was principally due to a prepayment of $2.0 billion in July 2010 and the impact of payments of principal from loan collections submitted to the FDIC as part of the note agreement during the quarter. The decline in borrowings from June 30, 2010 was also influenced by $175 million in term notes, which had contractual maturities in September 2011, that were repurchased by the Corporation from holders of record in July 2010. The increase in borrowings from September 30, 2009 to September 30, 2010 was also related to the issuance of the note payable to the FDIC, partially offset by a reduction in repurchase agreements and term notes.

Stockholders’ equity totaled $4.1 billion as of September 30, 2010, compared with $3.6 billion as of June 30, 2010 and $2.7 billion as of September 30, 2009. The increase in stockholders’ equity from June 30, 2010 to September 30, 2010 was principally due to the gain on the sale of a majority interest in EVERTEC. The increase in stockholders’ equity from September 30, 2009 to the same date in 2010 was mostly influenced by the gain on the EVERTEC transaction and the issuance of depositary shares and conversion to common stock during the second quarter of 2010.

Popular, Inc.’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks as of September 30, 2010. Below is a summary of the Corporation’s estimated regulatory capital ratios as of September 30, 2010 and June 30, 2010. As indicated earlier, the EVERTEC transaction improved the Corporation’s capital ratios considerably.

	September 30, 2010	June 30, 2010	Minimum required
Tier 1 risk-based capital	14.88%	12.56%	4.00%
Total risk-based capital	16.17%	13.86%	8.00%
Tier 1 leverage	9.99%	8.79%	3.00% - 4.00%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s tangible common equity amounted to $3.3 billion as of September 30, 2010 compared to $2.8 billion as of June 30, 2010. The Corporation’s Tier 1 common equity to risk-weighted assets ratio was 11.41% as of September 30, 2010 and 9.22% as of June 30, 2010.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measures:

The tables below present a reconciliation of tangible common equity to total stockholders’ equity and Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of total stockholders’ equity to tangible common equity:

(In thousands)	September 30, 2010	June 30, 2010
Total stockholders’ equity	$4,109,200	$3,603,447
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(665,333)	(710,579)
Less: Other intangibles	(60,438)	(63,721)
Total tangible common equity	$3,333,269	$2,778,987

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(In thousands)	September 30, 2010	June 30, 2010
Common stockholders’ equity	$4,059,040	$3,553,287
Less: Unrealized gains on available for sale securities, net of tax (1)	(195,564)	(191,673)
Less: Disallowed deferred tax assets (2)	(227,576)	(183,759)
Less: Intangible assets:
Goodwill	(665,333)	(710,579)
Other disallowed intangibles	(30,045)	(34,880)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,590)	(1,785)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	74,301	75,669
Total Tier 1 common equity	$3,013,233	$2,506,280
(1)	In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2)	Approximately $134 million of the Corporation’s $337 million of net deferred tax assets as of September 30, 2010 ($186 million and $347 million, respectively as of June 30, 2010), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $228 million of such assets as of September 30, 2010 ($184 million as of June 30, 2010) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $25 million of the Corporation’s other net deferred tax assets as of September 30, 2010 ($23 million as of June 30, 2010) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.

(3)	The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements:

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009 and the Form 10-Qs for the quarters ended March 31, 2010 and June 30, 2010, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 33rd by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibits A and B follow

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		3rd Quarter	Quarter ended	3rd Quarter 2010
	September 30,		2010 vs 2009	June 30,	vs 2nd Quarter 2010
	2010	2009	$ Variance	2010	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$550,687	$454,463	$96,224	$456,721	$93,966
Interest expense	163,769	178,074	(14,305)	177,745	(13,976)

Net interest income	386,918	276,389	110,529	278,976	107,942
Provision for loan losses	215,013	331,063	(116,050)	202,258	12,755

Net interest income after provision for loan losses	171,905	(54,674)	226,579	76,718	95,187

Net gain (loss) on sale and valuation adjustments of investment securities	3,732	(9,059)	12,791	397	3,335
Trading account profit	5,860	7,579	(1,719)	2,464	3,396
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(1,573)	(8,728)	7,155	(9,311)	7,738
FDIC loss share (loss) income	(36,936)	-	(36,936)	23,334	(60,270)
Fair value change in equity appreciation instrument	10,641	-	10,641	24,394	(13,753)
Gain on EVERTEC transaction	640,802	-	640,802	-	640,802
Other non-interest income	173,998	170,252	3,746	174,580	(582)

Total non-interest income	796,524	160,044	636,480	215,858	580,666

Personnel costs	141,205	130,547	10,658	138,032	3,173
Loss (gain) on early extinguishment of debt	25,448	(79,304)	104,752	430	25,018
Other operating expenses	204,894	169,357	35,537	189,954	14,940

Total operating expenses	371,547	220,600	150,947	328,416	43,131

Income (loss) from continuing operations before income tax	596,882	(115,230)	712,112	(35,840)	632,722
Income tax expense	102,388	6,331	96,057	19,988	82,400

Income (loss) from continuing operations, net of income tax	494,494	(121,561)	616,055	(55,828)	550,322
Loss from discontinued operations, net of income tax	-	(3,427)	3,427	-	-

Net income (loss)	$494,494	($124,988)	$619,482	($55,828)	$550,322

Net income (loss) applicable to common stock (1)	$494,494	$595,614	($101,120)	($247,495)	$741,989

Net income (loss) per common share: (1)
Basic and diluted per common share from continuing operations	$0.48	$1.41		($0.29)
Basic and diluted per common share from discontinued operations	-	($0.01)		-
Basic and diluted per common share - Total	$0.48	$1.40		($0.29)

Average common shares outstanding	1,021,374,014	425,672,578		853,010,208
Average common shares outstanding - assuming dilution	1,021,374,014	425,672,578		853,010,208
Common shares outstanding at end of period	1,022,686,418	639,541,515		1,022,695,797

Market value per common share	$2.90	$2.83		$2.68
Book value per common share	$3.97	$4.21		$3.47

Market Capitalization --- (In millions)	$2,966	$1,810		$2,741

Selected Average Balances --- (In millions)
Total assets	$40,280	$35,813	$4,467	$39,816	$464
Stockholders' equity	3,476	2,771	705	3,217	259

Selected Financial Data at Period-End --- (In millions)
Total assets	$40,821	$35,638	$5,183	$42,444	($1,623)
Loans	26,264	24,472	1,792	26,647	(383)
Earning assets	34,885	33,398	1,487	36,336	(1,451)
Deposits	27,740	26,383	1,357	27,114	626
Borrowings	7,693	5,461	2,232	10,546	(2,853)
Interest bearing liabilities	30,061	27,562	2,499	32,866	(2,805)
Stockholders' equity	4,109	2,742	1,367	3,603	506

Performance Ratios
Net interest yield from continuing operations (2)	4.49%	3.30%		3.21%
Return on assets	4.87	(1.38)		(0.56)
Return on common equity	57.27	(26.24)		(7.75)

(1) Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
(2) Not on a taxable equivalent basis.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

EXHIBIT A (CONTINUED)

POPULAR, INC.
Financial Summary
(Unaudited)

	For the nine months ended
	September 30,
	2010	2009	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$1,434,603	$1,414,701	$19,902
Interest expense	499,792	582,766	(82,974)

Net interest income	934,811	831,935	102,876
Provision for loan losses	657,471	1,053,036	(395,565)

Net interest income after provision for loan losses	277,340	(221,101)	498,441

Net gain on sale and valuation adjustments of investment securities	4,210	220,792	(216,582)
Trading account profit	8,101	31,241	(23,140)
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(23,106)	(35,994)	12,888
FDIC loss share loss	(13,602)	-	(13,602)
Fair value change in equity appreciation instrument	35,035	-	35,035
Gain on EVERTEC transaction	640,802	-	640,802
Other non-interest income	518,808	504,575	14,233

Total non-interest income	1,170,248	720,614	449,634

Personnel costs	400,169	412,044	(11,875)
Loss (gain) on early extinguishment of debt	26,426	(79,304)	105,730
Other operating expenses	554,281	522,702	31,579

Total operating expenses	980,876	855,442	125,434

Income (loss) from continuing operations before income tax	466,712	(355,929)	822,641
Income tax expense (benefit)	113,101	(15,209)	128,310

Income (loss) from continuing operations, net of income tax	353,611	(340,720)	694,331
Loss from discontinued operations, net of income tax	-	(19,972)	19,972

Net income (loss)	$353,611	($360,692)	$714,303

Net income applicable to common stock (1)	$161,944	$310,604	($148,660)

Net income (loss) per common share: (1)
Basic and diluted per common share from continuing operations	$0.19	$1.00
Basic and diluted per common share from discontinued operations	-	($0.06)
Basic and diluted per common share - Total	$0.19	$0.94

Dividends declared per common share	-	$0.02

Average common shares outstanding	839,196,564	330,325,348
Average common shares outstanding - assuming dilution	839,509,525	330,325,348
Common shares outstanding at end of period	1,022,686,418	639,541,515

Market value per common share	$2.90	$2.83
Book value per common share	$3.97	$4.21

Market Capitalization --- (In millions)	$2,966	$1,810

Selected Average Balances --- (In millions)
Total assets	$38,027	$37,090	$937
Stockholders' equity	3,041	2,961	80

Performance Ratios
Net interest yield from continuing operations (2)	3.73%	3.21%
Return on assets	1.24	(1.30)
Return on common equity	16.31	(31.48)

(1) Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
(2) Not on a taxable equivalent basis.

Note: Certain reclassifications have been made to prior periods to conform with this quarter presentation.

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended September 30, 2010
	BPPR	BPNA	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income	$336,580	$77,465	$414,045
Provision for loan losses	182,153	32,860	215,013

Net interest income after provision for loan losses	154,427	44,605	199,032

Net gain on sale and valuation adjustments of investment securities	3,732	-	3,732
Trading account profit	5,860	-	5,860
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(1,509)	(2,409)	(3,918)
Other non-interest income (service charges on deposits, other service fees and other)	84,854	15,570	100,424

Total non-interest income	92,937	13,161	106,098

Personnel costs	84,580	22,951	107,531
(Gain) loss on early extinguishment of debt	(27)	9,725	9,698
Other operating expenses	137,269	37,914	175,183

Total operating expenses	221,822	70,590	292,412

Income (loss) before income tax	25,542	(12,824)	12,718
Income tax expense	12,996	1,798	14,794

Net income (loss)	$12,546	($14,622)	($2,076)

	Quarter ended September 30, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($27,289)	$162	$386,918
Provision for loan losses	-	-	215,013

Net interest income after provision for loan losses	(27,289)	162	171,905

Net gain on sale and valuation adjustments of investment securities	-	-	3,732
Trading account profit	-	-	5,860
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	2,345	-	(1,573)
Gain on EVERTEC transaction	640,802	-	640,802
Other non-interest income (service charges on deposits, other service fees and other)	87,436	(40,157)	147,703

Total non-interest income	730,583	(40,157)	796,524

Personnel costs	33,674	-	141,205
Loss on early extinguishment of debt	15,750	-	25,448
Other operating expenses	70,035	(40,324)	204,894

Total operating expenses	119,459	(40,324)	371,547

Income before income tax	583,835	329	596,882
Income tax expense	87,382	212	102,388

Net income	$496,453	$117	$494,494

EXHIBIT B

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended June 30, 2010
	BPPR	BPNA	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income	$232,046	$75,323	$307,369
Provision for loan losses	122,267	79,991	202,258

Net interest income after provision for loan losses	109,779	(4,668)	105,111

Net (loss) gain on sale and valuation adjustments of investment securities	(5)	402	397
Trading account profit	2,464	-	2,464
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(7,375)	(3,716)	(11,091)
Other non-interest income (service charges on deposits, other service fees and other)	151,230	19,240	170,470

Total non-interest income	146,314	15,926	162,240

Personnel costs	82,697	27,263	109,960
Loss on early extinguishment of debt	430	-	430
Other operating expenses	137,000	41,020	178,020

Total operating expenses	220,127	68,283	288,410

Income (loss) before income tax	35,966	(57,025)	(21,059)
Income tax expense	14,217	798	15,015

Net income (loss)	$21,749	($57,823)	($36,074)

	Quarter ended June 30, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($28,556)	$163	$278,976
Provision for loan losses	-	-	202,258

Net interest income after provision for loan losses	(28,556)	163	76,718

Net gain on sale and valuation adjustments of investment securities	-	-	397
Trading account profit	-	-	2,464
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	1,780	-	(9,311)
Other non-interest income (service charges on deposits, other service fees and other)	87,120	(35,282)	222,308

Total non-interest income	88,900	(35,282)	215,858

Personnel costs	28,434	(362)	138,032
Loss on early extinguishment of debt	-	-	430
Other operating expenses	45,184	(33,250)	189,954

Total operating expenses	73,618	(33,612)	328,416

Loss before income tax	(13,274)	(1,507)	(35,840)
Income tax expense	4,970	3	19,988

Net loss	($18,244)	($1,510)	($55,828)

EXHIBIT B (CONTINUED)

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	Quarter ended September 30, 2009
	BPPR	BPNA	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income	$217,750	$77,588	$295,338
Provision for loan losses	153,350	177,713	331,063

Net interest income after provision for loan losses	64,400	(100,125)	(35,725)

Net loss on sale and valuation adjustments of investment securities	(311)	(5,173)	(5,484)
Trading account profit	7,579	-	7,579
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	593	(9,321)	(8,728)
Other non-interest income (service charges on deposits, other service fees and other)	101,222	20,889	122,111

Total non-interest income	109,083	6,395	115,478

Personnel costs	73,253	27,287	100,540
Loss on early extinguishment of debt	955	-	955
Other operating expenses	112,745	46,347	159,092

Total operating expenses	186,953	73,634	260,587

Loss from continuing operations, before income tax	(13,470)	(167,364)	(180,834)
Income tax expense	77	2,553	2,630
Loss from continuing operations, net of income tax	(13,547)	(169,917)	(183,464)
Loss from discontinued operations, net of income tax	-	-	-

Net loss	($13,547)	($169,917)	($183,464)

	Quarter ended September 30, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($19,232)	$283	$276,389
Provision for loan losses	-	-	331,063

Net interest income after provision for loan losses	(19,232)	283	(54,674)

Net loss on sale and valuation adjustments of investment securities	(1,517)	(2,058)	(9,059)
Trading account profit	-	-	7,579
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(8,728)
Other non-interest income (service charges on deposits, other service fees and other)	84,718	(36,577)	170,252

Total non-interest income	83,201	(38,635)	160,044

Personnel costs	30,958	(951)	130,547
Gain on early extinguishment of debt	(78,337)	(1,922)	(79,304)
Other operating expenses	42,443	(32,178)	169,357

Total operating expenses	(4,936)	(35,051)	220,600

Income (loss) from continuing operations, before income tax	68,905	(3,301)	(115,230)
Income tax expense	2,976	725	6,331
Income (loss) from continuing operations, net of income tax	65,929	(4,026)	(121,561)
Loss from discontinued operations, net of income tax	-	(3,427)	(3,427)

Net income (loss)	$65,929	($7,453)	($124,988)

EXHIBIT C

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	For the nine months ended September 30, 2010
	BPPR	BPNA	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income	$787,923	$231,642	$1,019,565
Provision for loan losses	412,792	244,679	657,471

Net interest income after provision for loan losses	375,131	(13,037)	362,094

Net gain on sale and valuation adjustments of investment securities	3,814	396	4,210
Trading account profit	8,101	-	8,101
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	(19,599)	(7,585)	(27,184)
Other non-interest income (service charges on deposits, other service fees and other)	335,604	52,835	388,439

Total non-interest income	327,920	45,646	373,566

Personnel costs	236,042	74,147	310,189
Loss on early extinguishment of debt	951	9,725	10,676
Other operating expenses	381,208	121,970	503,178

Total operating expenses	618,201	205,842	824,043

Income (loss) before income tax	84,850	(173,233)	(88,383)
Income tax expense	26,304	3,382	29,686

Net income (loss)	$58,546	($176,615)	($118,069)

	For the nine months ended September 30, 2010
	Corporate	Eliminations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($85,241)	$487	$934,811
Provision for loan losses	-	-	657,471

Net interest income after provision for loan losses	(85,241)	487	277,340

Net gain on sale and valuation adjustments of investment securities	-	-	4,210
Trading account profit	-	-	8,101
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	4,078	-	(23,106)
Gain on EVERTEC transaction	640,802	-	640,802
Other non-interest income (service charges on deposits, other service fees and other)	260,266	(108,464)	540,241

Total non-interest income	905,146	(108,464)	1,170,248

Personnel costs	90,461	(481)	400,169
Loss on early extinguishment of debt	15,750	-	26,426
Other operating expenses	158,111	(107,008)	554,281

Total operating expenses	264,322	(107,489)	980,876

Income before income tax	555,583	(488)	466,712
Income tax expense	82,983	432	113,101

Net income	$472,600	($920)	$353,611

EXHIBIT C

POPULAR, INC.
Financial Summary - Segment Reporting
(Unaudited)

	For the nine months ended September 30, 2009
	BPPR	BPNA	Intersegment Eliminations	Total Reportable Segments
Summary of Operations --- (In thousands)

Net interest income	$650,679	$234,929	$0	$885,608
Provision for loan losses	486,343	566,693	-	1,053,036

Net interest income after provision for loan losses	164,336	(331,764)	-	(167,428)

Net gain (loss) on sale and valuation adjustments of investment securities	227,309	(5,173)	-	222,136
Trading account profit	31,241	-	-	31,241
Gain (loss) on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	7,820	(43,814)	-	(35,994)
Other non-interest income (service charges on deposits, other service fees and other)	296,096	64,879	-	360,975

Total non-interest income	562,466	15,892	-	578,358

Personnel costs	224,871	95,564	-	320,435
Loss on early extinguishment of debt	955	-	-	955
Other operating expenses	337,635	151,878	(27)	489,486

Total operating expenses	563,461	247,442	(27)	810,876

Income (loss) from continuing operations, before income tax	163,341	(563,314)	27	(399,946)
Income tax benefit	(4,239)	(5,692)	11	(9,920)
Income (loss) from continuing operations, net of income tax	167,580	(557,622)	16	(390,026)
Loss from discontinued operations, net of income tax	-	-	-	-

Net income (loss)	$167,580	($557,622)	$16	($390,026)

	For the nine months ended September 30, 2009
	Corporate	Eliminations and Discontinued Operations	Popular, Inc.
Summary of Operations --- (In thousands)

Net interest (expense) income	($54,489)	$816	$831,935
Provision for loan losses	-	-	1,053,036

Net interest income after provision for loan losses	(54,489)	816	(221,101)

Net gain on sale and valuation adjustments of investment securities	714	(2,058)	220,792
Trading account profit	-	-	31,241
Loss on sale of loans, including adjustments to indemnity reserves, and valuation adjustments on loans held-for-sale	-	-	(35,994)
Other non-interest income (service charges on deposits, other service fees and other)	245,531	(101,931)	504,575

Total non-interest income	246,245	(103,989)	720,614

Personnel costs	93,037	(1,428)	412,044
Gain on early extinguishment of debt	(78,337)	(1,922)	(79,304)
Other operating expenses	130,051	(96,835)	522,702

Total operating expenses	144,751	(100,185)	855,442

Income (loss) from continuing operations, before income tax	47,005	(2,988)	(355,929)
Income tax benefit	(6,120)	831	(15,209)
Income (loss) from continuing operations, net of income tax	53,125	(3,819)	(340,720)
Loss from discontinued operations, net of income tax	-	(19,972)	(19,972)

Net income (loss)	$53,125	($23,791)	($360,692)

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer
Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170
mobile: 917-679-3596
Senior Vice President
Corporate Communications